EXHIBIT 10.1

FARMOUT AGREEMENT

THIS FARMOUT AGREEMENT made as of the 31st day of July, 2013.

BETWEEN:

NORTHERN ALBERTA OIL LTD. ("NAOL"), a body corporate incorporated under the laws of the Province of Alberta, and DEEP WELL OIL & GAS (ALBERTA) LTD. ("Deep Well"), a body corporate incorporated under the laws of the Province of Alberta

(hereinafter collectively called "Farmor")

AND:

MP WEST CANADA SAS, a body corporate incorporated under the laws of France

(hereinafter called "Farmee")

WHEREAS:

A.	Farmor is the holder of Interests in the Title Documents as described in Schedule "A" and Schedule "B";

B.	Farmor seeks a business partner to develop its Interest;

C.	Farmee wishes to earn from Farmor, a 50% portion of Farmor's Interests in the Title Documents and the Farmout Lands and Option Lands covered thereby on the terms and conditions set forth herein;

D.	Both Farmor and Farmee wish to establish between them a constructive and fair cooperation for investment in the Interests.

E.	Andora Energy Corporation has proposed that a SAGD Demonstration Project be carried out on Project Joint Lands (as such terms are defined below).

NOW THEREFORE the Parties agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Farmout Agreement:

(a)	"Accounting Procedure" means the 2011 PASC Accounting Procedure with the rates, elections and modifications thereto attached as Schedule "E", which is made a part hereof;

(b)	"Andora" means Andora Energy Corporation;

(c)	"Assignment Procedure" means the 1993 CAPL Assignment Procedure attached as Schedule "C";

(d)
"Demonstration Project Agreement" means the agreement made as of the 30th day of July, 2013 among Andora and Farmor in respect of the proposed SAGD demonstration project to be carried out on the Project Joint Lands and the SAGD Water Facilities to be constructed on nearby lands held under lease by Andora;

(e)
"Encumbrances" means those royalties, overriding royalties, production payments, net profits interests or other charges of a similar nature, if any, applying against the Farmout Lands or the Option Lands, or the production or proceeds of production of Substances therefrom that are described as "Encumbrances" in Schedule "A" or Schedule "B" of this Farmout Agreement, and for certainty excludes the Nearshore GORR;

(f)
"Farmor's Administrative Costs" means the actual administrative operating costs of Farmor, including the lease of its current or replacement office space in Edmonton, Alberta and salaries of its current officers, employees and consultants (or any of their replacements), estimated at $30,000 per month;

(g)
"Farmout Lands" means lands and all Substances within upon or thereunder covered by the Title Documents (having the rights and subject to the restrictions therein) listed in Schedule "A" of this Farmout Agreement;

(h)
"Governmental Authority" means any government whether federal, provincial, state, territorial, local, regional, municipal or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government having jurisdiction over the Farmout Lands, the Option Lands, the Parties or the work to be carried out or funded hereunder;

(i)
"Interest" means the percentage of undivided interest held by a Party in the Farmout Lands or the Option Lands, which percentage is as provided in Schedule "A" or Schedule "B" to this Farmout Agreement, as applicable, or as is modified subsequently pursuant to the provisions of this Farmout Agreement;

(j)
"Joint Operating Agreement" means the joint operating agreement dated April 26, 2004 between Mikwec Energy Canada Limited and Maxen Petroleum Inc. until and unless superseded by a replacement joint operating agreement executed by Farmor, Farmee and Andora, in which case such replacement joint operating agreement shall be the “Joint Operating Agreement”;

(k)	"Maximum Expenditure Amount" means the amount of Forty Million United States Dollars (US$40,000,000);

(l)
“Nearshore GORR” means the 6.5% gross overriding royalty granted to Nearshore Petroleum Corp. by Mikwec Energy Canada, Ltd. (corporate predecessor to NAOL) pursuant to an agreement dated 12 December 2013, applicable to certain of the Farmout Lands and/or the Option Lands;

(m)	"Operating Procedure" means the 2007 CAPL Operating Procedure;

(n)
"Option Lands" means lands and all Substances within upon or thereunder covered by the Title Documents (having the rights and subject to the restrictions therein) listed in Schedule "B" of this Farmout Agreement;

(o)	"Parties" means Farmor and Farmee;

(p)	"Production Facility" has the meaning given to it in the Demonstration Project Agreement;

(q)
"Production Well and Production Facility AFEs" means the Authorities for Expenditure attached as Schedule "F" for the drilling of a production wellbore in 2013 at 01L/16-30-91-12 W5M, construction and installation of the Production Facility and completion of the 16-30 Production Well for circulation and production;

(r)	"Project Costs" means the cost of Farmor’s and Farmee’s collective 50% participating interest share in the SAGD Demonstration Project and all other costs as set out in Section 3.2 and Section 3.3;

(s)	"Project Joint Lands" means Twp 91 Rge 12 W5M: Section 30, as to all oil sands from the top of the Peace River to the base of the Pekisko;

(t)	"SAGD" means steam assisted gravity drainage;

(u)	"SAGD Demonstration Project" means:

(i)
the development project which Andora proposes to carry out on the Project Joint Lands, as more particularly described in the Production Well and Production Facility AFEs, which Andora intends to carry out during 2013 (the "2013 Phase"); together with

(ii)
the potential drilling of a 2nd well pair and recompletion of an existing well to be tied into the Production Facility, completion of the 00/16-30-91-12 W5M well as an infield SAGD production well and its connection to the Production Facility, expansion of the Production Facility and SAGD Water Facilities, and use of the Proprietary Andora Technology, as defined in the Demonstration Project Agreement (the "2014 Phase"); and

(iii)	the other activities and obligations of Farmor and Farmee under the Demonstration Project Agreement;

(v)	"SAGD Water Facilities" has the meaning given to it in the Demonstration Project Agreement;

(w)	"Substances" means crude oil, crude bitumen, oil sands and gas condensates, liquids and associated substances, petroleum, natural gas and all other mineral substances granted by the Title Documents;

(x)
"Title Documents" means the documents of title described as "Title Documents" in Schedule "A" and Schedule "B" to this Farmout Agreement, insofar as they relate to the Farmout Lands and/or the Option Lands, and all renewals, extensions, continuations or substitutions therefor;

(y)	"16-30 Production Well" has the meaning given to it in the Production Well and Production Facilities AFEs;

(z)	"2013 Phase" has the meaning given to it in the definition of "SAGD Demonstration Project";

(aa)	"2014 Phase" has the meaning given to it in the definition of "SAGD Demonstration Project"; and

(bb)
“90/10 JOA” means the joint operating agreement dated December 9, 2004 originally between Deep Well Oil & Gas, Inc. and 1132559 Alberta Ltd. until and unless superseded by a replacement joint operating agreement executed by Farmor, Farmee and Andora, in which case such replacement joint operating agreement shall be the “90/10 JOA”.

1.2	Incorporation of Provisions from 2007 CAPL Operating Procedure

The following provisions of the standard form 2007 CAPL Operating Procedure are incorporated herein by reference, as may be modified below:

1.01    Definitions
           "Affiliate"
           "Operator"
           "Regulations"

1.02    References and Interpretation
15.00  ENCUMBRANCES
16.00  FORCE MAJEURE
18.00  CONFIDENTIALITY AND USE OF INFORMATION
19.00  PUBLIC ANNOUNCEMENTS [A. AND C.]
22.00  NOTICE.

1.3	Schedules

The following Schedules are attached hereto and made part of this Farmout Agreement:

(a)	Schedule "A", which describes the Title Documents, the Farmout Lands and the Interests of Farmor and Farmee in the Farmout Lands pre and post earning under this Farmout Agreement;

(b)	Schedule "B", which describes the Title Documents, the Option Lands and the Interests of Farmor and Farmee in the Option Lands pre and post earning under this Farmout Agreement;

(c)	Schedule "C" which is the Assignment Procedure;

(d)	Schedule "D" which is the Operating Procedure elections and modifications;

(e)	Schedule "E" which is the Accounting Procedure elections and modifications;

(f)	Schedule "F" which is the Production Well and Production Facility AFEs;

(g)	Schedule “G” which is the deposit trust conditions; and

(h)	Schedule “H” which is the form of Demonstration Project Agreement.

1.4	Conflicts

If any provision contained in the body of this Farmout Agreement conflicts with a schedule attached hereto, the provisions of the body of this Farmout Agreement shall prevail. If any provision of this Farmout Agreement conflicts with a provision of the Joint Operating Agreement, the 90/10 JOA or the Demonstration Project Agreement, then as between Farmor and Farmee, the provisions of this Farmout Agreement shall prevail. In the event of a conflict between any provision of this Farmout Agreement, the Joint Operating Agreement or the 90/10 JOA and the Regulations or the Title Documents, the Regulations or the Title Documents, as the case may be, shall govern, except that: (i) the Interests shall prevail if there is a difference between the Interests as determined under this Farmout Agreement and/or the Joint Operating Agreement or the 90/10 JOA and the registered interests in the Title Documents; and (ii) the allocation of responsibility for losses as provided herein shall govern the relationship of the Parties. If there is a conflict as provided above, this Farmout Agreement, the Joint Operating Agreement or the 90/10 JOA, as the case may be, shall be modified accordingly to the extent necessary to resolve such conflict, and, as so modified, shall continue in full force and effect.

2.	TITLE AND ENCUMBRANCES

2.1	Farmor Makes No Warranty of Title

Farmee will not earn any better Interest in the Farmout Lands or the Option Lands than Farmor now has under the Title Documents, and Farmee will acquire any Interest earned by it hereunder subject to the Crown royalty under those Title Documents. Farmor does not represent or warrant title to the Farmout Lands or the Option Lands, but represents that:

(a)
except for the Encumbrances, it has not granted any Interest (or the right to earn any Interest) in the Farmout Lands or the Option Lands, whereby a third party may acquire any portion of Farmor's Interest in the Farmout Lands;

(b)
it is not aware of any act or omission whereby Farmor is (or would be) in default under the terms of the Regulations or the Title Documents and it has not received, or otherwise become aware of, any notice of default for the Farmout Lands or the Option Lands that has not been remedied;

(c)
the Farmout Lands and the Option Lands are as of the date hereof free and clear of all liens, charges, encumbrances, demands and adverse claims or other burdens created by, through or under Farmor or of which Farmor is aware, other than the Encumbrances and the Nearshore GORR; and

(d)
as of the date hereof, none of the Interest of Farmor in the Farmout Lands or the Option Lands is subject to any preferential, pre-emptive or first purchase rights created by through or under Farmor or of which Farmor is otherwise aware that become operative by virtue of this Farmout Agreement or the transactions to be effected by it.

The Interest earned by Farmee will be acquired subject to the Encumbrances.

2.2	Maintaining Title – Earning Phase

(a)
During the period that Farmee has the right to earn an Interest in the Farmout Lands or the Option Lands: (i) Farmor will not grant any Interest in the Farmout Lands or the Option Lands and will not do or cause to be done any act or omission whereby the Farmout Lands or the Option Lands become encumbered, terminated or forfeited; and (ii) Farmor will not enter into any joint operating agreement or other material agreement affecting the Option Lands without the prior written consent of Farmee, not to be unreasonably withheld or delayed;

(b)
If, prior to the date Farmee earns its Interest in the applicable portion of the Farmout Lands or the Option Lands, the payment of a security, penalty or compensatory royalty is required to maintain in good standing any portion of the Farmout Lands or the Option Lands in which Farmee may earn an Interest, which obligation accrues after the date of this Farmout Agreement, Farmor will promptly give notice of that requirement to Farmee and make timely payment of same, and Farmee will promptly reimburse Farmor for its proportionate share (based on the Interest Farmee earns in such lands) upon earning an interest therein.

2.3	Rentals, Deposits, Security Bonds

Farmor and Farmee shall each pay and/or deposit their proportionate share of all governmental rentals accruing after the date of this Farmout Agreement and deposits or security bonds and any other payments required to maintain the Farmout Lands and the Option Lands; provided Farmee shall only be required to pay its proportionate share with respect to the Option Lands once it has earned an Interest therein pursuant to the terms of this Farmout Agreement. Farmor shall timely pay or deposit such rentals, deposits, security bonds or other payments and Farmee shall, on earning the Interests as provided herein, reimburse Farmor for its proportionate share of any such payments, and post and/or make the applicable deposits or security bonds for its proportionate share.

2.4	Nearshore GORR

Farmor shall use commercially reasonable efforts to have the Nearshore GORR (except as to one percentage point of the Nearshore GORR) terminated as soon as practicable after the date hereof. The costs of acquiring the royalty owner's interest in the Nearshore GORR and of any other actions reasonably necessary to effect the termination of the Nearshore GORR shall be for the sole account of Farmor.

For so long as the Nearshore GORR continues to apply to any of the Farmout Lands or the Option Lands, Farmor shall be solely responsible for and shall pay and perform all costs and obligations in respect thereof and in the event the Nearshore GORR is held to be an interest in land Farmor shall pay and perform on behalf of Farmee any portion of the obligations pertaining to the Nearshore GORR which pass to Farmee by operation of law. Without limiting the generality of the foregoing, if any owner of an interest in the Nearshore GORR elects to take its royalty share of production in kind, Farmor will provide such production in kind from its own Production or from some other source and Farmee shall not have any obligation in respect of same. Farmor shall indemnify and hold harmless Farmee for any costs, expenses or amounts that Farmee may become obligated to pay to any person in respect of the Nearshore GORR.

3.	OBLIGATIONS OF FARMEE

3.1	Farmee Payment of Farmor's Administrative Costs

From and after the date of this Farmout Agreement until completion in all substantial respects of the SAGD Demonstration Project, Farmee shall pay to Farmor in respect of each month Farmor's Administrative Costs provided that such amount shall not exceed Thirty Thousand United States Dollars (US$30,000) in any month. The first such payment shall be in respect of the month of August 2013. Thereafter, Farmor shall invoice Farmee by the fifteenth (15) day of each month for Farmor's good faith estimate of Farmor's Administrative Costs to be incurred in the next following month and Farmee shall pay the invoiced amount on or before the first day of such next following month.

3.2	Farmee Payment of Initial Portion of Project Costs

Until completion in all substantial respects of the SAGD Demonstration Project, Farmee agrees that it will make payment of the Project Costs for the SAGD Demonstration Project on behalf of Farmor and Farmee up to the Maximum Expenditure Amount to the extent identified at such time, as follows:

(a)	the share of costs for the 2013 Phase as set out in the Production Well and Production Facilities AFEs and the cash calls related thereto covering a 50% working interest in the Farmout Lands;

(b)	the purchase price for a 50% working interest in the SAGD Water Facilities;

(c)	any other costs or obligations relating to a 50% share in the Demonstration Project Agreement (not including costs relating to the Nearshore GORR or the acquisition or termination thereof); and

(d)	any obligation of Farmee to make payment pursuant to Section 2.2 or Section 2.3.

On the date of this Farmout Agreement, Farmee shall deposit into trust with Farmor's legal counsel, Parlee McLaws LLP, the amount of CDN $12,103,512.00 on account of the first payment under Section 3.1 and the Project Costs set out in the Production Well and Production Facility AFEs, which amount shall be held in trust on the conditions set forth in Schedule "G" and, upon satisfaction of such trust conditions, released as provided therein. Any further Project Costs payable by Farmee pursuant to this Section 3.2 (for certainty, not to exceed the Maximum Expenditure Amount) shall be paid by Farmee to Andora within 15 days of receipt by Farmee of the cash call therefor.

Any Farmor’s Administrative Costs or cash calls for Project Costs paid by Farmee on behalf of itself and Farmor shall be subject to the audit rights under the Joint Operating Agreement.

3.3	Farmee Payment of Costs of 2014 Phase and Additional Amounts

Until completion in all substantial respects of the SAGD Demonstration Project, and provided that the cumulative amount Farmee is obligated to pay pursuant to Section 3.2 and this Section 3.3 shall not exceed the Maximum Expenditure Amount, if Andora issues an Authority for Expenditure and cash call for the 2014 Phase and other amounts in respect of the SAGD Demonstration Project which are approved by Farmor, Farmor shall forthwith issue a notice to Farmee and Farmee shall pay, on behalf of Farmor and Farmee, such portion of such costs relating to a 50% Interest in the Farmout Lands that were not already paid in accordance with Section 3.2, within 15 days of the notice to Farmee on account of such cash call.

3.4	Farmee Financing Covenant

If Farmee makes the election in accordance with Section 4.1, Farmee shall either, at its option:

(a)	provide financing itself (either directly or through an Affiliate); or

(b)	secure third party financing,

required for the next phase of exploration or production in the amount of US$110 million to be applied only towards Farmor's and Farmee's Interest shares of the costs of any development and production operations to be conducted on the Farmout Lands and/or the Option Lands. Repayment of the financing is to be based on cash flows from the Farmout Lands and the Option Lands.

If Farmee provides financing itself, interest and financing costs chargeable by Farmee shall be Farmee's cost of funds with respect to debt only.

If Farmee secures third party financing, interest and financing costs shall be at market rates that are in Farmee's discretion available at the time such financing is secured. Farmor and Farmee shall be jointly and severally liable for repayment of the financing.

Farmor shall cooperate with Farmee as reasonably requested by Farmee to give effect to such financing and shall not unreasonably withhold its consent to the terms of any such financing meeting the criteria set forth herein.

4.	FARMEE'S ELECTION

4.1	Election

Provided Farmee has made payment of the Project Costs required pursuant to Section 3.2 and Section 3.3 and is not in material default under this Farmout Agreement, Farmee shall be entitled to elect to continue to finance the development of the Farmout Lands and the Option Lands by notice to Farmee by December 31, 2014.

4.2	Consideration for Election

If Farmee makes the election in accordance with Section 4.1, it shall, at the time of such election provide confirmation satisfactory to Farmor, acting reasonably, of financing for Farmor's and Farmee’s share of the costs of the additional expenditures on the Farmout Lands and Option Lands in an amount of US$110 million according to Section 3.4, together with reimbursement of 50% of Farmor's share of amounts that Farmor has expended to preserve title on the Option Lands since the date of this Farmout Agreement to a maximum of US$5 million.

5.	EARNING BY FARMEE

5.1	Interest to be Earned by Farmee in Farmout Lands

Farmor hereby conveys, transfers and assigns to Farmee the Interests in the Farmout Lands set forth in Schedule "A" under the heading "Farmee's Post Farmout Interest". Concurrently with the signing of this Farmout Agreement or as soon as practicable thereafter, the Parties shall sign and deliver such documents, and take such other actions, as are necessary to effect the transfer to Farmee of the registered interests in the Title Documents corresponding to the Interests in the Farmout Lands conveyed to it hereunder with all applicable Governmental Authorities. As soon as practicable after the date hereof, the Parties shall sign and deliver such other documents, and take such other actions, as are necessary to have Farmee novated into all third party agreements (other than in respect of the Nearshore GORR) and otherwise recognized as the owner of the Interests in the Farmout Lands conveyed to it hereunder.

5.2	Interests Held in Trust

Farmor shall hold in trust for Farmee the Interests earned by Farmee hereunder unless and until it is able to convey legal title to the Interests to Farmee. Farmor shall use reasonable commercial efforts to have Farmee novated into all agreements with third parties respecting the Interests earned.

5.3	Operations on Earning

From and after the date that Farmee earns an Interest in the Farmout Lands, the Joint Operating Agreement shall apply to Farmee in respect of the Farmout Lands and shall govern all operations conducted thereon. From and after the date that Farmee earns an Interest in the Option Lands:

(i)	the 90/10 JOA shall apply to Farmee in respect of the Option Lands in which Farmor and Farmee collectively hold a 90% Interest, and shall govern all operations conducted thereon; and

(ii)
any joint operating agreement entered into by Farmor, with the prior written consent of Farmee, and the third party(ies) owning an Interest therein, shall apply to Farmee in respect of the Option Lands in which Farmor and Farmee collectively hold an 80% Interest, and shall govern all operations conducted thereon.

Andora will be the initial Operator under the Joint Operating Agreement for the lands in Schedule "A" and Farmor is the Operator for the lands in Schedule "B". If Farmee elects to become Operator for the lands in Schedule "B" and provided Farmee has earned an Interest therein and meets the qualifications of the applicable regulator to become an Operator, then Farmor will make reasonable efforts to assist Farmee in becoming Operator.

5.4	Conveyance of Option Lands

(a)
Upon written notice to Farmor of the election pursuant to Section 4.1, and provided Farmee has made payment to the applicable party of all amounts required by Sections 3.1, 3.2 and 3.3, has complied with Section 4.2 and is not otherwise in material default under this Farmout Agreement, Farmee shall be deemed to have been conveyed the Interests in the Option Lands set forth in Schedule "B" under the heading "Farmee's Post Farmout Interest".

(b)
As soon as practicable after the conveyance pursuant to Section 5.4(a), the Parties shall sign and deliver such documents, and take such other actions, as are necessary to effect the transfer to Farmee of the registered interests in the Title Documents corresponding to the Interests in the Option Lands conveyed to it hereunder with all applicable Governmental Authorities and to have Farmee novated into all third party agreements (other than in respect of the Nearshore GORR) and otherwise recognized as the owner of the Interests in the Option Lands conveyed to it hereunder.

5.5	SAGD Demonstration Project Expenditures

Notwithstanding the provisions of the Joint Operating Agreement and the Demonstration Project Agreement, and without duplication but rather in qualification of the obligations of Farmee in Sections 3.2 and 3.3, Farmee agrees to pay both Farmee's Interest share and Farmor's Interest share of the costs of the SAGD Demonstration Project, as cash called by the Operator pursuant to the terms of the Joint Operating Agreement, until the earlier of:

(a)	the completion in all substantial respects of the SAGD Demonstration Project; and

(b)	the cumulative amount paid by Farmee on account of Project Costs totaling the Maximum Expenditure Amount.

If the event contemplated by Section 5.5(b) occurs prior to the completion of the SAGD Demonstration Project, the Parties shall each be responsible for and pay their respective Interest shares of the costs of the SAGD Demonstration Project from the occurrence of the event contemplated by Section 5.5(b) until completion of the SAGD Demonstration Project.

5.6	Farmee's Right to Surrender

At any time after completion in all substantial respects of the 2013 Phase but not later than the expiry of the time period within which Farmee may make the election pursuant to Section 4.1, Farmee may elect, upon written notice to Farmor, to terminate this Farmout Agreement and effective as of the date of such election Farmee shall be deemed to have quitclaimed to Farmor, and Farmor shall be deemed to have accepted and assumed, the Interests in the Farmout Lands conveyed to it pursuant to Section 5.1, together with all associated liabilities other than amounts related to the SAGD Demonstration Project up to the unexpended amount of the Maximum Expenditure Amount, and the Parties shall sign and deliver such documents, and take such other actions, as are necessary to reflect Farmor as the registered owner of the Interests in the Farmout Lands quitclaimed to it hereunder with all applicable Governmental Authorities and to have Farmor novated into all third party agreements and otherwise recognized as the owner of the Interests in the Farmout Lands quitclaimed to it hereunder.

5.7	Farmee's Deemed Surrender

In the event that Farmee fails to comply with its payment obligations in: (i) Section 3.1 and has not cured such default within 30 days; or (ii) Sections 3.2 or 3.3, and has not cured such default within 14 days of receipt of a notice of default from Andora pursuant to the Joint Operating Agreement in respect of Farmor's interest thereunder, whether such notice is delivered to Farmee directly by Andora or forwarded to it by Farmor; then Farmee shall be deemed to have quitclaimed to Farmor the Interests in the Farmout Lands conveyed to it pursuant to Section 5.1, together with all associated liabilities other than amounts related to the SAGD Demonstration Project up to the unexpended amount of the Maximum Expenditure Amount, and the Parties shall sign and deliver such documents, and take such other actions, as are necessary to reflect Farmor as the registered owner of the Interests in the Farmout Lands quitclaimed to it hereunder with all applicable Governmental Authorities and to have Farmor novated into all third party agreements and otherwise recognized as the owner of the Interests in the Farmout Lands quitclaimed to it hereunder. In addition to the foregoing, in the event that Farmee fails to comply with its payment obligations in Sections 3.2 or 3.3, Farmee shall compensate Farmor for any interest, penalties or other costs incurred by Farmor pursuant to the Joint Operating Agreement as a result thereof.

6.	REFUND OF THE FARMEE FINANCING

6.1	Refund of Farmee Payment of Expenditure Amount

Farmor will not be required to refund to Farmee the payments made of the Project Costs and Farmor’s Administrative Costs by Farmee hereunder.

7.	AREA OF MUTUAL INTEREST

7.1	Mutual Interest Lands in Townships 91 & 92 in Ranges 12 and 13 W5M

An Area of Mutual Interest is established, being Townships 91 and 92, Ranges 12 and 13, W5M (the "Mutual Interest Lands"), the duration of which is 24 months (the "Term").

7.2	Crown Mutual Interest Lands

If any Party wishes to acquire Mutual Interest Lands that the Crown offers for sale during the Term, that Party will first consult with the other Party at least 48 hours prior to the applicable bid submission deadline, to attempt to establish a joint bid to acquire those Mutual Interest Lands. If agreement is reached by the Parties for joint acquisition of those Mutual Interest Lands, Farmor will submit that bid on behalf of the Parties. If a Party does not agree on the terms of a joint bid for those Mutual Interest Lands, the other Party may submit an independent bid for those lands, subject to Section 7.3.

7.3	Notice Of Acquisition Of Mutual Interest Lands

If a Party acquires Mutual Interest Lands or rights thereto:

(a)	at a Crown sale without consulting the other Party or without disclosing to the other Party the price it was prepared to pay for that acquisition;

(b)
at a Crown sale where agreement was not reached pursuant to Section 7.2 and the price paid to acquire those Mutual Interest Lands differs by more than 5% from the last price the acquiring Party disclosed it was prepared to bid for the joint acquisition of those Mutual Interest Lands; or

(c)	other than by bidding at a Crown sale;

the acquiring Party will acquire those Mutual Interest Lands or rights subject to the rights of the other Party under this Section. The acquiring Party will deliver notice to the other Party describing the material provisions of the acquisition of those Mutual Interest Lands or rights within 5 days of that acquisition and the other Party may elect to participate for a 50% interest in the acquisition of the applicable Mutual Interest Lands by notice to the acquiring Party within 7 days of the receipt of the acquiring Party's notice and will pay the corresponding share of the cash consideration of that acquisition to the acquiring Party within 7 days of receipt of the acquiring Party's invoice therefor.

7.4	Third Party Seismic Options And Farmin

If the consideration for the acquisition of Mutual Interest Lands is the drilling of a well or the conduct of certain operations, a Party that elects to acquire a portion of the acquiring Party's interest or rights in that acquisition will be required to assume a corresponding share of the cost, risk and expense of the applicable operations. If the terms of that acquisition enable the Parties to earn additional interests by conducting optional operations, a Party must participate in that optional operation to be entitled to any portion of the interest so earned and any additional associated rights or options thereunder.

7.5	Pre-Existing Encumbrances On Mutual Interest Lands

If the Mutual Interest Lands acquired by the acquiring Party are not acquired at a Crown sale and are acquired subject to an overriding royalty, production payment or other charge of a similar nature, the acquiring Party must disclose that encumbrance in the notice of acquisition that it gives to the other Party under this Section. The Party that elects to acquire an interest in those Mutual Interest Lands will assume a corresponding share of that disclosed encumbrance. However, the obligation to assume an encumbrance under this Section will not apply to any encumbrance created directly or indirectly by or through an acquiring Party with an Affiliate, director, officer, agent, employee, independent contractor or consultant of that acquiring Party in conjunction with that acquisition.

7.6	Application Of Operating Procedure

The relationship of the Parties and the maintenance and operation of lands acquired pursuant to this Section will be governed by the Operating Procedure, with the elections set forth in Schedule “D” unless those lands are to be governed by a different agreement.

7.7	Deemed Acquisition

Notwithstanding the above provisions, a Party will be deemed to have acquired any Mutual Interest Lands acquired by an Affiliate of that Party, and the obligations in this Section will not apply to interests acquired by a Party or an Affiliate of a Party pursuant to a corporate reorganization, the amalgamation with a third party or the acquisition of a third party.

8.	INFORMATION TO FARMEE

8.1	Farmor to Supply Information to Farmee

At all times during the term of this Farmout Agreement, Farmor shall supply to Farmee all information and documents it receives from Andora with respect to the SAGD Demonstration Project.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties of Farmor

Each of NAOL and Deep Well hereby represents and warrants to Farmee that:

(a)
it is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, is authorized to carry on business in the Province in which the Farmout Lands and the Option Lands are located, and now has good right, full power and absolute authority to assign, transfer, convey and set over its Interests according to the true intent and meaning of this Farmout Agreement;

(b)
the execution, delivery and performance of this Farmout Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which it is bound;

(c)
the execution, delivery and performance of this Farmout Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which it is party or by which it is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to it;

(d)	this Farmout Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of it enforceable against it in accordance with their terms;

(e)
no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority exercising jurisdiction over it is required for the due execution, delivery and performance by it of this Farmout Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)
it has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Farmout Agreement or the transactions to be effected by it for which Farmee shall have any obligation or liability;

(g)
as of the date hereof, no suit, action or other proceeding before any Governmental Authority has been commenced against it or, to its knowledge, has been threatened against it, which relates to the Farmout Lands, the Option Lands or the operations conducted in respect thereof;

(h)
to the best of its knowledge, any wells which have been drilled upon the Farmout Lands or the Options Lands by Farmor have been drilled and operated, and if completed or abandoned have been so completed or abandoned, in all material respects in accordance with good oil and gas industry practices and all Regulations;

(i)	as of the date hereof, it has not received any, and to its knowledge there are no:

(i)
orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Farmout Lands or the Option Lands, where such orders or directives have not been complied with in all material respects; or

(ii)
any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Farmout Lands or the Option Lands, including respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof.

9.2	Representations and Warranties of Farmee

Farmee hereby represents and warrants to Farmor that:

(a)
it is a corporation duly organized and validly existing under the laws of France, is authorized to carry on business in the Province in which the Farmout Lands and the Option Lands are located, and now has good right, full power and absolute authority to enter into and perform its obligations under this Farmout Agreement;

(b)
the execution, delivery and performance of this Farmout Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which it is bound;

(c)
the execution, delivery and performance of this Farmout Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which it is party or by which it is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to it;

(d)	this Farmout Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of it enforceable against it in accordance with their terms;

(e)
no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body exercising jurisdiction over it is required for the due execution, delivery and performance by it of this Farmout Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force; and

(f)
it has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Farmout Agreement or the transactions to be effected by it for which Farmor shall have any obligation or liability.

10.	GOVERNING LAW / DISPUTE RESOLUTION

10.1	Contract Governed by Alberta Law

This Farmout Agreement and the relationship of the Parties hereto shall be interpreted and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

10.2	Dispute Resolution

If any dispute, controversy or claim arises under or in connection with this Farmout Agreement (a "Dispute"), the applicable provisions in the Joint Operating Agreement shall govern the resolution of the Dispute. To the extent the Joint Operating Agreement provides for arbitration to resolve the Dispute, if the Parties initiate multiple arbitration proceedings under this Farmout Agreement, the Joint Operating Agreement or any agreement referred to in this Farmout Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

10.3	Confidentiality Regarding Disputes

All negotiations, mediation and arbitration relating to a Dispute are confidential and neither their existence nor their content may be disclosed by the Parties, their employees, officers, directors, counsel, consultants and expert witnesses.

11.	NAOL – AGENT FOR FARMOR

11.1	NAOL as Agent

NAOL is the agent for Farmor for all purposes under this Farmout Agreement. Farmee shall deal solely with NAOL in respect of all matters relating to Farmor or either of them. Farmee shall be entitled to rely solely on all communications from NAOL as having been made by and on behalf of NAOL and Deep Well. Deep Well shall be bound by all decisions, elections and other determinations and communications made or issued by NAOL under the Farmout Agreement and Deep Well shall not communicate with Farmee under any circumstances whatsoever (and Farmee shall be entitled to disregard any such Deep Well communication).

11.2	Joint and Several Liability

Notwithstanding anything to the contrary in this Farmout Agreement, NAOL and Deep Well shall be jointly and severally liable for all obligations of Farmor pursuant to this Farmout Agreement.

12.	GENERAL

12.1	Further Assurances

From time to time, as and when reasonably requested by a Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further and other actions to implement or give effect to this Farmout Agreement.

12.2	Assignment and Enurement

The 1993 CAPL Assignment Procedure applies to assignments pursuant to this Farmout Agreement. This Farmout Agreement shall be binding upon and enure to the benefit of the Parties and their respective permitted successors and assigns.

12.3	Waiver

No waiver by a Party hereto of any breach of any of the covenants, provisos, conditions, restrictions or stipulations herein contained shall take effect or be binding upon that Party unless the same be expressed in writing under the authority of that Party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

12.4	Entire Agreement

This Farmout Agreement supersedes any and all other agreements, documents, writings and verbal understandings between the Parties relating to the subject matter hereof, other than the Joint Operating Agreement and the Title Documents, and expresses the entire agreement of the Parties with respect to the subject matter hereof.

12.5	Amendment

No amendment or variation of the provisions of this Farmout Agreement shall be binding upon any Party unless it is in writing executed by the Parties.

12.6	Severability

If any provision of this Farmout Agreement is deemed or determined to be void, voidable or unenforceable, in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Farmout Agreement and such void, voidable or unenforceable provision shall be severable from this Farmout Agreement.

12.7	No Partnership

Nothing contained in this Farmout Agreement shall be construed as creating a partnership or similar association.

12.8	Counterpart Execution

This Farmout Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and all counterparts together shall constitute one and the same instrument.

12.9	Language of Document

At the request of the Parties, this Farmout Agreement has been and will be drafted in English; à la demande des parties aux présentes, cette convention a été rédigé en anglais.

12.10	Addresses for Service

The Parties' initial addresses for notices are:

(a)	Farmor: Suite 700, 10150-100 Street Edmonton, AB T5J 0P6 Canada Attention: President

and

(b)	Farmee: 51, rue d’Anjou 75008 Paris, France Attention: Chief Financial Officer

12.11	Announcements

Subject to the terms of the confidentiality agreement signed by the Parties effective June 19, 2013, the Parties acknowledge that any of them or their Affiliates may make press releases concerning the Parties' entry into this Farmout Agreement promptly after its execution. Each Party consents to the inclusion of its name and a description of its businesses by the other Party or its Affiliates in such other Party's or its Affiliates' press release(s) in this regard. The Parties agree that a press release issued by either Party or their Affiliates or shareholders may contain some or all of the financial terms of the transactions contemplated hereunder. Each of the Parties shall use its reasonable efforts to furnish the other Party with the proposed content of all press releases concerning this Farmout Agreement and the transactions contemplated hereunder at least twenty-four (24) hours prior to the release or publication thereof and to consider the comments received in a timely fashion.

IN WITNESS WHEREOF the Parties hereto have executed this Farmout Agreement effective as of the date first written above.

NORTHERN ALBERTA OIL LTD.		DEEP WELL OIL & GAS (ALBERTA) LTD.

Per:	/s/ Curtis Sparrow	Per:	/s/ Curtis Sparrow
	Name: Curtis Sparrow Title: President		Name: Curtis Sparrow Title: Corporate Secretary

MP WEST CANADA SAS

		Per:	/s/ Alain Torre
Name: Alain Torre Title: President

SCHEDULE "A" attached to and forming part of a Farmout Agreement dated as of the 31st day of July, 2013 between Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., as Farmor, and MP WEST CANADA SAS, as Farmee

Farmout Lands

Title Documents

Alberta Crown Oil Sands Lease

Agreements: 740307A367 and 740307A365

Lands	Farmor's Pre- / Post-Farmout Interest	Farmee's Post-Farmout Interest	Encumbrances
28-91-12-W5M	50% / 25%	25%	Alberta Crown Royalty
29-91-12-W5M	50% / 25%	25%	Alberta Crown Royalty
30-91-12-W5M	50% / 25%	25%	Alberta Crown Royalty
31-91-12-W5M	50% / 25%	25%	Alberta Crown Royalty
32-91-12-W5M	50% / 25%	25%	Alberta Crown Royalty
25-91-13-W5M	50% / 25%	25%	Alberta Crown Royalty
36-91-13-W5M	50% / 25%	25%	Alberta Crown Royalty
1-92-13-W5M	50% / 25%	25%	Alberta Crown Royalty
2-92-13-W5M	50% / 25%	25%	Alberta Crown Royalty
11-92-13-W5M	50% / 25%	25%	Alberta Crown Royalty
12-92-13-W5M	50% / 25%	25%	Alberta Crown Royalty
15-92-13-W5M	50% / 25%	25%	Alberta Crown Royalty

SCHEDULE "B" attached to and forming part of a Farmout Agreement dated as of the 31st day of July, 2013 between Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., as Farmor, and MP WEST CANADA SAS, as Farmee

Option Lands

Title Documents

Alberta Crown Oil Sands
Lease Agreements:

7404080870
7404080871
7404080872
7403070365
7403070367
7403070368
7409040381

Lands	Farmor's Pre- / Post-Farmout Interest	Farmee's Post-Farmout Interest	Encumbrances
27-91-12-W5M	90% / 45%	45%	Alberta Crown Royalty
15-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
16-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
17-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
18-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
19-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
20-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
21-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
22-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
26-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
27-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
28-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
29-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
30-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
31-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
32-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
33-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
34-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
35-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
36-92-12-W5M	90% / 45%	45%	Alberta Crown Royalty
27-91-13-W5M	90% / 45%	45%	Alberta Crown Royalty
26-91-13-W5M	90% / 45%	45%	Alberta Crown Royalty
35-91-13-W5M	90% / 45%	45%	Alberta Crown Royalty

Lands	Farmor's Pre- / Post-Farmout Interest	Farmee's Post-Farmout Interest	Encumbrances
6-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
7-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
8-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
9-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
10-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
13-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
14-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
16-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
17-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
18-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
19-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
20-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
21-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
22-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
23-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
24-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
25-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
26-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
27-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
28-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
29-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
30-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
31-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
32-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
33-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
34-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
35-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
36-92-13-W5M	90% / 45%	45%	Alberta Crown Royalty
33-91-13-W5M	80% / 40%	40%	Alberta Crown Royalty
34-91-13-W5M	80% / 40%	40%	Alberta Crown Royalty
3-92-13-W5M	80% / 40%	40%	Alberta Crown Royalty
4-92-13-W5M	80% / 40%	40%	Alberta Crown Royalty
5-92-13-W5M	80% / 40%	40%	Alberta Crown Royalty

SCHEDULE "C" attached to and forming part of a Farmout Agreement dated as of the 31st day of July, 2013 between Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., as Farmor, and MP WEST CANADA SAS, as Farmee

Assignment Procedure

ASSIGNMENT PROCEDURE CAPL - 1993

Attached to and forming part of the Agreement dated ___________ day of _____________ A.D. 19

BETWEEN (AMONG)

ARTICLE I

DEFINITIONS

1.01	In this Assignment Procedure, the following terms, when capitalized, - shall have the meaning assigned to each below:

(a)           “Affiliate” - for the purposes of this Assignment Procedure, means a corporation or partnership that is affiliated with the party in respect of which the expression is being applied, and, for the purpose of this definition a corporation or partnership is affiliated with another corporation or partnership if it directly or indirectly controls or is controlled by that other corporation or partnership, and for the purpose of determining whether a corporation or partnership is so controlled, it shall be deemed that:

(i)
a corporation is directly controlled by another corporation or partnership if the shares of the corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation are beneficially owned by that other corporation or partnership and the votes attached to those shares are sufficient, it exercised, to elect a majority of the directors of the corporation;

(ii)	a partnership is directly controlled by a corporation or other partnership if that corporation or partnership beneficially owns more than a 50% interest in the partnership;

(iii)	a corporation or partnership is indirectly controlled by another corporation or partnership if control, as defined above, is exercised through one or more other corporations or partnerships.

Where two or more corporations or partnerships are affiliated at the same time with the same corporation or partnership, they shall be deemed to be Affiliates of each other.

(b)           “Agreement” - means the agreement to which this Assignment Procedure is attached and made a part.

(c)
“Assigned Interest” - means the interest in the Agreement which is the subject of an assignment and which is specified in a Notice of Assignment, but shall not include rights of the Assignor as operator.

(d)           “Assignee” - means the entity named in a Notice of Assignment as the Assignee.

(e)	“Assignment and Novation Agreement” - means an agreement by all parties to the Agreement and a party to whom an interest in the Agreement has been assigned where:

(i)	the assignee assumes the duties and obligations of the assignor for the Assigned Interest; and

(ii)	the assignor is released from its duties for the Assigned Interest; and

(iii)	the assignee is substituted as a party to the Agreement in the place of the assignor to the extent of the Assigned Interest.

(f)	“Assignor” - means the party to the Agreement named in a Notice of Assignment as the Assignor.

(g)	“Binding Date” - means the first day of the second calendar month following the month in which the Notice of Assignment is served in accordance with Article IV below.

(h)	“Notice of Assignment” - means a notice in the form entitled Notice of Assignment attached hereto as Appendix A.

(i)	“Third Party” - means the parties to the Agreement who are not the Assignor.

(j)	“Transfer Date” - means the effective date of the transfer of the Assigned Interest, as specified in the Notice of Assignment.

1.02	In this Assignment Procedure, when a numbered clause or Article is referred to, that clause or Article is of this Assignment Procedure.

ARTICLE II

APPLICATION, CONDITIONS AND FORM OF NOTICE

2.01(a)
 A Notice of Assignment issued in accordance with this Assignment Procedure shall be used in place of an Assignment and Novation Agreement for assignments where the Agreement:

(i)         requires parties to use; or

(ii)        entitles parties to request; or

(iii)       is silent as to the right of any party to request;

an Assignment and Novation Agreement.

(b)	The Notice of Assignment shall be in the form indicated in Appendix A and shall be executed by the Assignor and the Assignee.

2.02	If there is a conflict between the Assignment Procedure and the provisions of the Agreement, the Assignment Procedure shall prevail.

2.03
If the Agreement requires each Third Party’s consent to an assignment but does not specify a time within which each Third Party shall respond or shall be deemed to have responded, then consent of each Third Party to an assignment shall be deemed if it fails to reply within 20 days of receipt of a written request for consent.

2.04(a)	If the Agreement is silent regarding rights of first refusal or consent from Third Party which relates to an Assigned Interest, then Assignor shall, by notice pursuant to Article IV:

(i)	advise Third Party of:

a.	its intention to make the disposition;

b.	a description of the Assigned Interest; and

c.	the identity of the proposed Assignee, and

(ii)	request Third Party’s written consent to such disposition, which consent shall not be unreasonably withheld.

Consent of each Third Party shall be deemed if it fails to reply to Assignor within 20 days of receipt of the written request for consent.

(b) Clause 2.04 (a) shall not apply in the following instances, namely:

Article I.	(i)
an assignment made by way of security for present or future indebtedness, or liabilities (whether contingent, direct or indirect and whether financial or otherwise), the issuance of the bonds or debentures of a corporation. of the performance of the obligations of a guarantor under a guarantee, provided that in the event the security is enforced by a sale or foreclosure. Clause 2.04 (a) shall apply; or

(ii)
an assignment to an Affiliate, or in consequence of a merger or amalgamation with another corporation or pursuant to an assignment made by a party of its entire interest in the Agreement to a corporation in return for shares in that corporation or to a registered partnership in return for an interest in that partnership; or

(iii)	an assignment is required within the terms of the Agreement (such as, but not limited to, abandonment, forfeiture or surrender).

2.05       An assignment of an Assigned Interest shall (subject to Clause 2.06) be effective against Third Party on the Binding Date if:

(a)          all prohibitions, limitations or conditions (such as, but not limited to, a right of first refusal or a requirement for prior consent from Third Party) applying to the Assigned Interest have been complied with and satisfied pursuant to the Agreement, or waived by Third Party, including, if applicable, compliance with Clauses 2.03 and 2.04; and

(b)          following compliance with Clause 2.05(a), a Notice of Assignment is served on Third Party in accordance with Article IV.

2.06 (a)   A Third Party who objects to the Notice of Assignment on the basis of a failure to comply with Clause 2.05 may, prior to the Binding Date, notify (pursuant to Article IV) Assignor and Third Party of its objections.

(b)	If a notice of objection is served pursuant to Clause 2.06(a), the Notice of Assignment to which the notice of objection relates will be of no effect.

(c)
If a Third Party does not object pursuant to Clause 2.06(a), the Notice of Assignment will be effective for purposes of Article III, but each Third Party will retain all other rights or remedies arising as a consequence of the failure of Assignor to comply with Clause 2.05, including (without limitation), rights to seek damages for breach of the Agreement and rights to seek specific performance of a right of first refusal.

ARTICLE III

ASSIGNMENT, ASSUMPTION AND DISCHARGE BY NOTICE

3.01         If a Notice of Assignment has become effective in accordance with Clauses 2.05 or 2.06, then Assignor, Assignee and Third Party shall have agreed that:

(a)           Subject to Clause 3.01 (d), Assignor and Assignee shall have acknowledged and represented that the Assignor has transferred, assigned and conveyed the Assigned Interest to Assignee as of the transfer Date.

(b)           Subject to Clause 3.01(d), Assignee shall replace Assignor as a party to the Agreement with respect to the Assigned Interest on and after the Transfer Date.

(c)           Only insofar as Third Party is concerned, notwithstanding the terms and provisions in the “Transfer Agreement” referenced in the Notice of Assignment:

(i)
Subject to Clause 3.01 (d), Assignee shall assume and be bound by, observe and perform all terms, obligations and provisions in the Agreement with regard to the Assigned Interest at all times on or after the Transfer Date; and

(ii)	Assignor shall retain and be entitled to all rights, benefits and privileges under the Agreement with respect to the Assigned Interest at all times prior to the Transfer Date; and

(iii)
Subject to Clause 3.01 (d), Assignee shall assume and be entitled to all rights, benefits and privileges under the Agreement with respect to the Assigned Interest at all times on and after the Transfer Date.

(d)           In all matters relating to the Assigned Interest subsequent to the Transfer Date and prior to the Binding Date, Assignor acts as trustee for and duly authorized agent of Assignee, and Assignee, for the benefit of Third Party, ratifies, adopts and confirms all acts or omissions of the Assignor in such capacity as trustee and agent. Third Party agrees to recognize and accept Assignor as trustee and agent for Assignee.

(e)           On and after the Transfer Date, Third Party:

(i)
releases and discharges Assignor from the observance and performance of all terms and covenants of the Agreement and all obligations and liabilities which arise or occur on or after the Transfer Date under the Agreement with respect to the Assigned Interest; and

(ii)	does not release and discharge Assignor from any obligation or liability which had arisen or accrued prior to the Transfer Date or which does not relate to the Assigned Interest.

(f)           Subject to the terms and provisions of the “Transfer Agreement” referenced in the Notice of Assignment, Assignee on and after the Transfer Date:

(i)
releases and discharges Assignor from the observance and performance of all terms and covenants of the Agreement and all obligations and liabilities which arise or occur on or after the Transfer Date under the Agreement with respect to the Assigned Interest; and

(ii)	does not release and discharge Assignor from any obligation or liability which had arisen or accrued prior to the Transfer Date or which does not relate to the Assigned Interest.

(g)           The address of Assignee for the purposes of the Agreement and the serving of notices under it shall be the address stated for Assignee in the Notice of Assignment.

(h)           The Agreement shall continue in full force and effect from and after the Transfer Date with Assignee made a party thereto to the extent of the Assigned Interest, subject to Clause 3.01(d). The Agreement is amended as necessary to give effect to the Notice of Assignment and, as so amended, is ratified and confirmed by each party.

3.02           In no event shall errors, inaccuracies or misdescriptions in a Notice of Assignment have any effect on the Third Party or the interests of Third Party in the Agreement, even if Third Party has knowledge of an error, inaccuracy or misdescription.

3.03           Assignor and Assignee shall be solely responsible for any adjustment between themselves with respect to the Assigned Interest as to revenues, benefits, costs, obligations or indemnities which accrue prior to Binding Date.

ARTICLE IV

SERVICE OF NOTICES

4.01        All notices and Notices of Assignment (herein called “notices”) required or permitted by the terms of this Assignment Procedure shall be in writing, subject to the provisions of this Article. This Article applies only to notices served pursuant to this Assignment Procedure. Any notice to be given under this Assignment Procedure shall be deemed to be served properly if served in any of the following modes:

(a)           personally, by delivering the notice to the party on whom it is to be served at that party’s address for service. Personally served notices shall be deemed received by the addressee when actually delivered as aforesaid, if such delivery is during normal business hours, on any day other than a Saturday, Sunday or statutory holiday. If a notice is not delivered during normal business hours, such notice shall be deemed to have been received by such party at the commencement of the day next following the date of delivery, other than a Saturday, Sunday or statutory holiday; or

(b)           by telecopier or telex (or by any other like method by which a written and recorded message may be sent) directed to the party on whom it is to be served at that party’s address for service (however, an original executed copy of a Notice of Assignment shall subsequently be provided to all addressees without delay). A notice so served shall be deemed received by the respective addressees:

(i)	when actually received by them, if received within the normal business hours on any day other than a Saturday, Sunday or statutory holiday; or

(ii)	at the commencement of the next ensuing business day following transmission thereof if such notice is not received during such normal business hours; or

(c)           by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the party on whom it is to be served at that party’s address for service. Notices so served shall be deemed to be received by the addressees at noon, local time, on the earlier of the actual date of receipt or the fourth (4th) day (excluding Saturdays, Sundays and statutory holidays) following mailing. However, if postal service is interrupted or operating with unusual or imminent delay, notice shall not be served by such means during such interruption or period of delay.

4.02           The addresses for service of a notice pursuant to this Assignment Procedure shall be as set out (and amended from time to time) in the Agreement.

CAPL - 1993

(Appendix A to the 1993 CAPL ASSIGNMENT PROCEDURE)

NOTICE OF ASSIGNMENT
___________________________________
___________________________________
___________________________________
(For reference only: general land description)

WHEREAS, by agreement (“Transfer Agreement”) dated ________________________(full name of Assignor[s]), as Assignor, transferred and conveyed effective _______________ (“Transfer Date”) an interest in property as more fully described below (full name of Assignees [s]), as Assignee; and

WHEREAS, Assignor and one or more parties (“Third Party”) are subject to and bound by that certain _______________________ agreement dated _____________, made between, by or among
________________________________________________________________________________________________________
as may have been amended, affecting the land or property therein described (“Master Agreement”); and

WHEREAS, in accordance with the terms and provisions of the Master Agreement, Assignor and

Assignee intend to serve notice to Third Party to the Master Agreement of the transfer and conveyance as described in the Transfer Agreement

NOW, THEREFORE, THIS NOTICE OF ASSIGNMENT WITNESSES THAT in consideration of the mutual  advantages to the parties hereto, notice is hereby given, as follows:

1.           Assignor (specify proportions if more than one Assignor):

2.           Assignee (specify proportions if more than one Assignee and include address for service of notice pursuant to Master Agreement):

3.           Current Third Party to Master Agreement:

4.           Assigned Interest: (Check A or B below):

_____A. Transfer Agreement covers ______% of Assignor’s entire undivided right, title and interest in the Master Agreement but shall not include rights of the Assignor as operator (“Assigned Interest”); OR

_____B. Transfer Agreement covers a portion of Assignor’s right, title and interest in the Master Agreement but shall not include rights of the Assignor as operator (“Assigned Interest”). In the event Alternative B is checked, the following is the legal description of all lands and interests transferred and conveyed in the Transfer Agreement (attach schedule if more space is needed):

5.           Subject to Clause 7 of this Notice of Assignment, Assignor and Assignee, in accordance with the terms of the Transfer Agreement, acknowledge that:

(i)	Assignor has transferred and conveyed the Assigned Interest to the Assignee as of the Transfer Date; and

(ii)	Assignee agrees to replace Assignor, on and after the Transfer Date, as a party to the Master Agreement with respect to the Assigned Interest; and

(iii)	Assignee agrees to be bound by and observe all terms, obligations and provisions in the Master Agreement with respect to the Assigned Interest on and after the Transfer Date.

6.           Subject to the terms and provisions of the Transfer Agreement, Assignee on and after the Transfer Date:

(i)
discharges and releases the Assignor from the observance and performance of all terms and covenants in the Master Agreement and any obligations and liabilities which arise or occur under the Master Agreement with respect to the Assigned Interest, and

(ii)	does not release and discharge the Assignor from any obligation or liability which had arisen or accrued prior to the Transfer Date or which does not relate to the Assigned Interest.

7.           Assignee and Assignor agree that in all matters relating to the Master Agreement with respect to the Assigned Interest, subsequent to the Transfer Date and prior to the Binding Date, Assignor acts as trustee for and duly authorized agent of the Assignee and Assignee, for the benefit of the Third Party, ratifies, adopts and confirms all acts or omissions of the Assignor in such capacity as trustee and agent.

8.           This Notice of Assignment shall become binding on all parties to the Master Agreement on the first day of the second calendar month following the month this notice is served on Third Party in accordance with the terms of the Master Agreement (“Binding Date-). In addition, Assignor and Assignee agree that they shall be solely responsible for any adjustment between themselves with respect to the Assigned Interest as to revenues, benefits, costs, obligations or indemnities which accrue prior to the Binding Date.

9.           Assignor represents and certifies that this Notice of Assignment and its service are in compliance with all the terms and provisions of the Master Agreement.

IN WITNESS WHEREOF this Notice of Assignment has been duly executed by the Assignor and Assignee on the date indicated for each below:

Assignor	Assignee

Per:	Per:

Per:	Per:

Date:	Date:

SCHEDULE "D" attached to and forming part of a Farmout Agreement dated as of the 31st day of July, 2013 between Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., as Farmor, and MP WEST CANADA SAS, as Farmee

Operating Procedure

CAPL OPERATING PROCEDURE - 2007

Clause 1.01-Market Price Definition, optional sentence:

Will XX Apply
Will Not ___ Apply

Clause 1.01-Production Facility, optional Paragraph(f):

Will ___ Apply
Will Not XX Apply
Estimated cost less than $ _________, if applies

Subclause 3.11C-Required Insurance:                 Alternate (a) XX (b) ______

(Consider for special operating areas for which a longer Commencement period is required: Paragraph 7.01(b) and Subclause 10.03B:                   Change reference to 120 days to ___ days.)

Subclause 10.02G-Receiving Party May Not Defer Response:

Will ___ Apply
Will Not XX Apply
Total vertical depth less than _____ metres subsurface, if applies

Subclause 10.04A-Operator for Independent Operation:

Alternate (a) ___ (b) XX

Paragraph 10.07A(e)-Penalty Where Independent Well Results in Production:

Development Well: 400%
Exploratory Well: 500%

Subclause 10.10A–Definition of Title Preserving Well:              730 days

Article 21.00–Dispute Resolution:                         Will XX Apply
Will Not ___ Apply

Paragraph 21.03(j)–Arbitration Proceedings-optional Paragraph for unresolved audit exceptions:

Will XX Apply
Will Not ____ Apply
Estimated total adjustment of less than $__50,000_, if applies

Clause 22.02-Addresses For Service:

Northern Alberta Oil Ltd.
Suite 700, 10150 – 100 Street
Edmonton, Alberta
T5J 0P6
Attention: President
Fax: (780) 409-8146

MP West Canada SAS
51 rue d'Anjou
75008 Paris, France
Fax: +33 153 83 1605

Clause 24.01-Right to Dispose:                               Alternate A XX B ______

If Alternate B, the date at which ROFR expires is _____________

Paragraph 24.02(f)–Exception for all Earning Agreements:

Will XX Apply
Will Not ___ Apply

D-2

SCHEDULE "E" attached to and forming part of a Farmout Agreement dated as of the 31st day of July, 2013 between Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., as Farmor, and MP WEST CANADA SAS, as Farmee

SCHEDULE OF RATES, ELECTIONS AND MODIFICATIONS TO THE 2011 PETROLEUM ACCOUNTANTS SOCIETY OF CANADA (PASC) ACCOUNTING PROCEDURE

Key Rates and Values and Elections

The following key rates and values are included within the Accounting Procedure and are subject to any modification that may be included in Section 4 hereof:

105(A)	Operating Fund: 12.5%

111(A)(1)	Single Undertaking: $50,000

111(A)(5)	Damage Claims: $10,000

111(D)	Overexpenditure Explanations or Supplemental AFEs:

The greater of 10% of the estimated cost of the undertaking or the limit specified in Subclause 111(A)(1).

201(F)(5)	Labour – ICPs Limitation: 25%

202(E)	Non-Compulsory Benefit Burden Rate Limitation: 25%

205(B)(5)	Warehouse Handling Rate: 5%

Elections Required

The following Clauses of the 2011 Accounting Procedure are modified to include the indicated election, alternate, option or value:

104(A)(1)	Cash Calls and Advances: Undertakings greater than __$50,000____ dollars

201(F)(3)	Labour: ICPs shall _________/shall not X include stock options

302 (i)	Overhead Election: Alternative A

Modifications to the 2011 Accounting Procedures

The 2011 Accounting Procedure is modified as follows:

The following sub-clause contained within the following clause is modified and replaced as follows:

101(A)(3)	Chart of Accounts means the chart of accounts as outlined in the PASC Accounting Guideline (AG-18) or as chosen by the Operator “Chart of Accounts”.

SCHEDULE "F" attached to and forming part of a Farmout Agreement dated as of the 31st day of July, 2013 between Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., as Farmor, and MP WEST CANADA SAS, as Farmee

Production Well and Production Facility AFE

PRODUCTION WELL AND PRODUCTION FACILITY AFES

AND THE 2013 CASH CALLS

2013 AFEs - Production Well and Production Facility AFEs and the 2013 Cash Calls

Schedule B1

Operation:	Drill SAGD producing well 01L/16-30-91-12W5M
Location:	Sawn Lake 01L/16-30-91-12W5M well
Operator:	Andora Energy Corporation
Classification of Operation:	Development Well
AFE Cost Estimate	$ 2,547,357

Participants	Working Interest	Net Cost	Cash Call	Due
Andora Energy Corporation	50%	$1,273,678
Northern Alberta Oil Ltd.	40%	1,018,943	$1,018,943	16-Sep-13
Deep Well Oil & Gas (Alberta) Ltd.	10%	254,736	$254,734	16-Sep-13
		$2,547,357

Schedule B2

Operation:	Construct and install Sawn Lake Production Facility

Construct and install Sawn Lake Production Facility serving the 1) the 01L/16-30-91-12W5M well, 2); the existing Signet et al Sawn Lake 00/16-30-91-12 well; 3) potential additional one or two oil wells planned to be tied into the facility as part of the SAGD Demonstration Project; and 4) potential additional oil wells planned to be tied into the facility as part of the commercial production phase at Sawn Lake following a successful demonstration project consisting of the SAGD facility combining steam generation, oil battery and water disposal facility, and connected to the steam injection well.

Location:	Sawn Lake Production Facility at 7-30-91-12W5M including connected steam injection well at 01U/16-30-91-12W5M
Operator:	Andora Energy Corporation
Classification of Operation:	Construction Project
AFE Cost Estimate:	Part 1 - SAGD Facility at 7-30-91-12W5M	$ 15,346,556
	Part 2 - Drill 01U/16-30-91-12W5M	2,376,707
	Part 3 - Injector completion 01U/16-30-91-12W5M	468,287
$ 18,191,550

Participants	Working Interest	Net Cost	Cash Call	Due
Andora Energy Corporation	50%	$9,095,775
Northern Alberta Oil Ltd.	40%	7,276,620	$7,276,620	16-Sep-13
Deep Well Oil & Gas (Alberta) Ltd.	10%	1,819,155	$1,819,155	16-Sep-13
		$18,191,550

Schedule B3 - 1

Operation:	Complete 01L/16-30-91-12W5M for Steam Circulation
Location:	Sawn Lake 01L/16-30-91-12W5M well
Operator:	Andora Energy Corporation
Classification of Operation:	Construction Project
AFE Cost Estimate	$ 408,404

Participants	Working Interest	Net Cost	Cash Call	Due
Andora Energy Corporation	50%	$204,202
Northern Alberta Oil Ltd.	40%	163,362	$163,362	16-Sep-13
Deep Well Oil & Gas (Alberta) Ltd.	10%	40,840	$40,840	16-Sep-13
		$408,404

Schedule B3 – 2

Operation:	Complete 01L/16-30-91-12W5M for Production
Location:	Sawn Lake 01L/16-30-91-12W5M well
Operator:	Andora Energy Corporation
Classification of Operation:	Construction Project
AFE Cost Estimate	$ 882,580

Participants	Working Interest	Net Cost	Cash Call	Due
Andora Energy Corporation	50%	$441,290
Northern Alberta Oil Ltd.	40%	353,032	$353,032	16-Sep-13
Deep Well Oil & Gas (Alberta) Ltd.	10%	88,258	$88,258	16-Sep-13
		$882,580

SAGD WATER FACILITY AFES

1	Operation:	Water Source Well Completion & Workover
	Location:	Andora Sawn Lake 16-20-91-12W5M
	Operator:	Andora Energy Corporation
	Classification of Operation:	Construction Project
	Anticipated Commencement:	September 1, 2013
	Estimated Duration:	15 days
	AFE Cost Estimate	$ 432,224

Participants	Working Interest	Net Cost	Cash Call	Due
Andora Energy Corporation	50%	$216,112
Northern Alberta Oil Ltd.	40%	172,890	$172,890	16-Sept-13
Deep Well Oil & Gas (Alberta) Ltd.	10%	43,222	$43,222	16-Sept-13
		$432,224

2	Operation:	Water Disposal Well Completion & Workover
	Location:	Andora Sawn Lake 15-21-91-12W5M
	Operator:	Andora Energy Corporation
	Classification of Operation:	Construction Project
	Anticipated Commencement:	September 15, 2013
	Estimated Duration:	15 days
	AFE Cost Estimate	$ 344,046

Participants	Working Interest	Net Cost	Cash Call	Due
Andora Energy Corporation	50%	$172,023
Northern Alberta Oil Ltd.	40%	137,618	$137,618	16-Sept-13
Deep Well Oil & Gas (Alberta) Ltd.	10%	34,405	$34,405	16-Sept-13
		$344,046

3	Operation:	Andora Sawn Lake Pipeline to 7-30-91-12W5M SAGD Facility
	Location:	Connect Water Source Well 16-20-91-12W5M to SAGD Facility
Connect Water Disposal Well 15-21-91-12W5M to SAGD Facility
Connect natural gas line from TCPL station to SAGD Facility
	Operator:	Andora Energy Corporation
	Classification of Operation:	Construction Project
	Anticipated Commencement:	August 1, 2013
	Estimated Duration:	60 days
	AFE Cost Estimate	$ 1,340,866

Participants	Working Interest	Net Cost	Cash Call	Due
Andora Energy Corporation	50%	$670,433
Northern Alberta Oil Ltd.	40%	536,346	$536,346	16-Sept-13
Deep Well Oil & Gas (Alberta) Ltd.	10%	134,087	$134,087	16-Sept-13
		$1,340,866

SCHEDULE "G" attached to and forming part of a Farmout Agreement dated as of the 31st day of July, 2013 between Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., as Farmor, and MP WEST CANADA SAS, as Farmee

Trust Conditions

Parlee McLaws llp shall hold and disburse the amount of $12,103,512.00 delivered to it in trust in accordance with the Farmout Agreement, as follows:

1.	The sum of $30,000.00 shall be paid forthwith upon receipt to Northern Alberta Oil Ltd. on account of the first payment under Section 3.1 of the Farmout Agreement.

2.
The sum of $12,073,512.00 shall be paid directly to Andora Energy Corporation on account of the 2013 Cash Call (as defined in the Demonstration Project Agreement) prior to the due date, provided such cash call is acceptable to Northern Alberta Oil Ltd. and if such amount is not paid to Andora Energy Corporation by December 31, 2013, it shall be returned to counsel to the Farmee.

SCHEDULE "H" attached to and forming part of a Farmout Agreement dated as of the 31st day of July, 2013 between Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., as Farmor, and MP WEST CANADA SAS, as Farmee

Form of Demonstration Project Agreement

(attached)